Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation of our report dated March 3, 2006 relating to the financial statements of Axiom III, Inc. in the Registration Statement on Form SB-2 dated March 31, 2006, and Prospectus, and to the reference to our firm as ‘Experts in Accounting’.

/s/ Traci J. Anderson
Traci J. Anderson

Huntersville, North Carolina
March 31, 2006